PROSPECTUS SUPPLEMENT (to Prospectus dated January 13, 2009)

UBS Americas Inc.

Debt Securities
Fully and Unconditionally Guaranteed by UBS AG

UBS Americas Inc.

Medium-Term Senior Notes, Series C
Fully and Unconditionally Guaranteed by UBS AG

A prospectus dated March 29, 2001 was prepared relating to the securities listed in Annex A hereto and was delivered in connection with offers and sales of the securities.

We have now prepared a new “base” prospectus dated January 13, 2009. This new base prospectus incorporates the description of your securities from the original prospectus dated March 29, 2001. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus dated March 29, 2001.

As a result, you should read the original prospectus dated March 29, 2001 for your securities together with the new base prospectus dated January 13, 2009.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus supplement, together with the original prospectus dated March 29, 2001 and the new base prospectus dated January 13, 2009, in connection with offers and sales of the securities listed in Annex A in market-making transactions.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated January 13, 2009

ANNEX A

Title of Securities	CUSIP Number

$200 million 7.625% Notes due 2014	695629AQ8
$275 million 7.625% Notes due 2009	695629OG8
$10 million 6.7600% Notes due May 16, 2011	69563AKZ3
$25 million 7.3900% Notes due October 16, 2017	69563AHT1
$20 million 7.9100% Notes due March 17, 2017	69563AGK1
$16 million 7.8100% Notes due February 13, 2017	69563AGD7
$2 million 7.9400% Notes due January 27, 2017	69563AFW6
$25 million 6.6400% Notes due February 5, 2009	69563AKM2
$2 million 7.0100% Notes due February 9, 2009	69563ACN9
$25 million 6.6500% Notes due April 13, 2010	69563AJP7
$30 million 6.6400% Notes due April 14, 2010	69563AJQ5
$5 million 7.7400% Notes due January 30, 2012	69563AFY2
$10 million 7.7400% Notes due January 30, 2012	69563AFY2
$5 million 7.7400% Notes due January 30, 2012	69563AFY2
$5 million 8.2700% Notes due October 4, 2016	69563AFG1
$25 million 8.0600% Notes due January 17, 2017	69563AFR7
$5 million 8.0400% Notes due June 5, 2017	69563AGW5
$10 million 7.9900% Notes due June 9, 2017	69563AGX3
$19.31 million 7.6050% Notes due July 17, 2017	69563AHC8
$10 million 7.6330% Notes due September 11, 2017	69563AHL8
$13 million Floating Rate Notes due May 7, 2018	69563AJU6

A-1